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                                                Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-97451

Prospectus Supplement
Dated March 4, 2003
to Prospectus dated January 17, 2003






                     OREGON TRAIL ETHANOL COALITION, L.L.C.
                           $1,000 per Membership Unit



                                   [LOGO] OTEC

Minimum Offering: 18,000 Membership Units   Maximum Offering: 24,000 Membership
                                                              Units

      Oregon Trail Ethanol Coalition, L.L.C., a Nebraska limited liability company, has registered 24,000 Membership Units that may be offered by this Prospectus Supplement and the accompanying Prospectus from time to time.

      This Prospectus Supplement is qualified in its entirety by reference to our more detailed information and financial statements, including the notes thereto, appearing or incorporated by reference herein or in the accompanying Prospectus dated January 17, 2003. All references in this Prospectus Supplement to the "Prospectus" are to our Prospectus dated January 17, 2003, accompanying this Prospectus Supplement. You should carefully read the Prospectus and this Prospectus Supplement before deciding to invest.

                               OFFERING EXTENSION

      On February 24, 2003, our Board of Directors approved an extension of the offering of the OTEC membership units in accordance with the terms and conditions set forth in its Prospectus until March 31, 2003. Our Board, in its sole discretion, may extend the offering to no later than April 30, 2003. We must raise the $18,000,000 minimum by March 31, 2003, or by such later date, but no later than April 30, 2003, if our Board in it its sole discretion extends the offering to such date.

      Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

            The date of this Prospectus Supplement is March 4, 2003.